Exhibit 21.1

LIST OF SUBSIDIARIES

OF

NV5 GLOBAL, INC.

Name of Subsidiary	State or other Jurisdiction of Incorporation or Organization	Parent	Names under which such Subsidiaries Do Business
NV5 Holdings, Inc. (f/k/a NV5, Inc.)	Delaware	NV5 Global, Inc.	N/A

NV5, Inc. (f/k/a Nolte Associates, Inc.)	California	NV5 Global, Inc.	NV5 Nolte Associates Nolte Vertical Five Consilium Partners Dunn Environmental Owner’s Representative Services Zollinger Buric Buric Global

NV5 West, Inc. (f/k/a Testing Engineers Southwest, Inc.)	Delaware	NV5 Global, Inc.	NV5 Vertical V Testing Engineers BTC Vertical V BTC Labs Vertical V Testing Engineers Vertical V

NV5, Inc. (f/k/a Vertical V – Southeast, Inc.)	Delaware	NV5 Global, Inc.	NV5 NV5 Structures NV5 KACO, KACO Kaderabek Company PHA, Air Quality Consulting

NV5 Northeast, Inc. (f/k/a Vertical V – Northeast, Inc.)	Delaware	NV5 Global, Inc.	NV5

NV5, LLC. (f/k/a - AK Environmental, LLC)	North Carolina	NV5 Global, Inc.	NV5, AK Environmental

Joslin Lesser & Associates, Inc.	Massachusetts	NV5 Global, Inc.	NV5

Richard J. Mendoza, Inc.	California	NV5 Global, Inc.	NV5, Mendoza

The RBA Group, Inc. Engineers Architects and Planners.	New Jersey	NV5 Global, Inc.	NV5, RBA, The RBA Group - New York, The RBA Group of Connecticut, The RBA Group Architecture

Sebesta, Inc.	Minnesota	NV5 Global, Inc.	NV5, Sebesta East, SEDC Engineering